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                                                                     EXHIBIT 15


The Board of Directors
First American Corporation:

Ladies and Gentlemen:

Re: Registration Statement S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 15, 1999 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                                          Very truly yours,


                                                          /s/ KPMG LLP
                                                          KPMG LLP



Nashville, Tennessee
August 2, 1999